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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Miguel Iribarren MIDWAY GAMES INC. (773) 961-2222 miribarren@midwaygames.com	Joseph N. Jaffoni Jaffoni & Collins Incorporated (212) 835-8500 mwy@jcir.com

MIDWAY GAMES INC. REPORTS 2004 Q2 REVENUES OF $47.3 MILLION

-  Expects Return to Profitability in Q4 2004: First Profitable Quarter Since 1999  -
-  Signs Multi-Year Publishing Agreement for Unreal Franchise  -

CHICAGO, Illinois, July 28, 2004—Midway Games Inc. (NYSE:MWY) today announced results of operations for the three- and six-month periods ended June 30, 2004. The Company also updated its guidance for the year ending December 31, 2004, established revenue and earnings guidance for the quarter ending September 30, 2004 and announced a multi-year agreement to publish a major videogame franchise.

SECOND QUARTER RESULTS

Revenues for the 2004 second quarter were $47.3 million, up from $5.0 million in the 2003 second quarter. The 2004 second quarter net loss was $9.0 million, compared with a 2003 second quarter net loss of $54.8 million. The 2004 second quarter loss applicable to common stock was $10.7 million or $0.16 per share, compared with a 2003 second quarter loss applicable to common stock of $55.7 million or $1.20 per share. The 2004 second quarter results included $1.6 million of charges associated with severance payments to Kenneth J. Fedesna who departed from the position of executive vice president—product development, and payments to Neil D. Nicastro who resigned from the position of Chairman of the Board during the quarter. The 2003 second quarter results included $23.2 million of charges relating to the writedown of capitalized product development costs, and $9.5 million of charges incurred under the terms of the Company's severance agreement with its former chief executive officer, Mr. Nicastro.

Other key operating and financial items include:

  •
  During the second quarter, Midway released three new videogame titles in North America: MLB SlugFest: Loaded, NBA Ballers, and Psi-Ops: the Mindgate Conspiracy, all for PlayStation 2 and Xbox.

  •
  NBA Ballers was the #2 best-selling PlayStation 2 game and the #5 best-selling Xbox game in the U.S. during the April-June 2004 quarter, according to The NPD Group, Inc./NPD Funworld/TRSTS Video Games Service. Midway expects to have shipped over one million units of NBA Ballers through 2004 Q3.

Midway Games Inc., 7/28/04	page 2
  •
  Midway was the #1-ranked software publisher for games released in the first half of 2004 based on average review scores on Gamerankings.com for publishers with four or more reviewed products (as of July 27, 2004).

  •
  Midway announced today that it has acquired worldwide rights from Epic Games to publish the next three Unreal titles including Unreal Championship 2: the Liandri Conflict scheduled for first quarter 2005, and the next two Unreal Tournament titles. Unreal is a world-renowned PC and console franchise selling over seven million units and generating nearly $200 million of retail sales since 1999.

  •
  Midway also announced that $26.79 million of its $47.5 million of Series D Convertible Preferred Stock has been converted, as of July 27, 2004, resulting in the issuance of 7,267,893 shares of its common stock. As of July 27, 2004, Midway had 79,662,270 shares of common stock outstanding.

"Midway's second quarter product releases reflect the significant progress we have made toward publishing the highest-quality products in the industry. NBA Ballers, Psi-Ops: the Mindgate Conspiracy and MLB SlugFest: Loaded were all critically-acclaimed releases. These games, as well as the first quarter release of The Suffering, contributed to Midway's position as the #1-ranked publisher in the first-half of 2004 according to average review scores as compiled by Gamerankings.com. Our commitment to creating great games is beginning to translate into higher sales, which we believe will enable us to achieve our financial goals," commented president and chief executive officer David F. Zucker.

"Securing the rights to publish the next three Unreal titles is an important accomplishment for Midway, particularly in light of the competition we faced to secure this franchise. With these titles, we are entering the premium PC market with one of the most respected brands in the industry and adding established content to our product portfolio for the next generation of consoles. We look forward to growing the Unreal franchise with our partners at Epic Games both in the PC and console videogame markets. We plan to announce several exciting details in the near future regarding our plans for this franchise, including innovative marketing and promotional campaigns," added Mr. Zucker.

SIX-MONTHS RESULTS

Revenues for the six months ended June 30, 2004 were $67.4 million, up from $50.8 million in the six months ended June 30, 2003. The net loss was $23.2 million, compared with a net loss of $64.1 million in the prior year. The loss applicable to common stock was $25.7 million or $0.42 per share, compared with a loss applicable to common stock of $65.3 million or $1.40 per share in the prior year. Included in the results for the six months ended June 30, 2004 are $2.8 million of charges relating to the writedown of capitalized product development costs and $1.6 million of charges associated with the departures of Mr. Fedesna and Mr.

        — more —

Midway Games Inc., 7/28/04	page 3

Nicastro. Included in the results for the six months ended June 30, 2003 were $23.2 million of charges relating to the writedown of capitalized product development costs and $9.5 million of charges incurred under the terms of the Company's severance agreement with its former chief executive officer, Mr. Nicastro.

OUTLOOK

For the quarter ending September 30, 2004, the Company expects revenues of approximately $12 million with a net loss of approximately $20 million. The Company expects to release one title in North America during the third quarter, Shadowhearts: Covenant for PlayStation 2. However, this title is scheduled to be released during the last week of the quarter and, as a result, the Company does not expect to record any significant revenues during the third quarter from this product.

For the year ending December 31, 2004, Midway is raising its outlook for revenues to approximately $157 million from $148 million, representing a 70% increase over the 2003 revenue levels. The Company expects to release two titles in North America during the fourth quarter, Mortal Kombat: Deception and Midway Arcade Treasures 2, both for PlayStation 2 and Xbox. The Company has moved one of its major releases, Area 51, from 2004 into 2005. Midway now expects a net loss of approximately $20 million for the year compared with the Company's prior guidance of a loss of $18 million. Included in the expected net loss for the year ending December 31, 2004 are $1.6 million of charges in the second quarter results associated with payments to former Midway executives as well as increased investment in future titles for 2005 and 2006 not previously forecasted. The $20 million net loss represents an approximately $95 million improvement versus 2003. Midway expects net income for the second half of 2004 to be positive, marking the Company's return to profitability driven by anticipated strong fourth quarter results. Midway last reported a profit in the quarter ended December 31, 1999.

"We are shifting Area 51 into 2005 as we believe it is a prudent strategic move from a competitive positioning standpoint. Area 51 is a superb game, and we believe it will receive much more attention in a launch period with comparatively less crowding, such as the first half of 2005. With the additions to our 2005 lineup of Area 51 and Unreal Championship 2, we have significantly bolstered our 2005 product portfolio," concluded Mr. Zucker.

CONFERENCE CALL

Midway Games Inc. is hosting a conference call and simultaneous web cast open to the general public at 4:45 p.m. EDT today, Wednesday, July 28, 2004. The conference call number is (706) 679-7522; please call five

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Midway Games Inc., 7/28/04	page 4

minutes in advance to ensure that you are connected prior to the presentation. Questions and answers will be open to call-in analysts and investors. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.fulldisclosure.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call's initiation. Following its completion, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.

Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business—Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2003, and in the more recent filings made by the Company with the Securities and Exchange Commission.

        — tables follow —

Midway Games Inc., 7/28/04	page 5

MIDWAY GAMES INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three-Months Ended June 30,		Six-Months Ended June 30,
	2004	2003	2004	2003
Revenues	$47,286	$4,981	$67,417	$50,807
Cost of sales:
Product costs and distribution	17,395	3,207	26,570	24,971
Royalties and product development (1)	13,295	27,337	19,620	36,476

Total cost of sales	30,690	30,544	46,190	61,447

Gross profit (loss)	16,596	(25,563)	21,227	(10,640)
Research and development expense	8,518 (2)	5,242	13,587 (2)	11,090
Selling and marketing expense	12,618	6,982	21,696	14,043
Administrative expense	4,502 (3)	15,966 (4)	8,888 (3)	19,941 (4)
Restructuring and other charges	(77)	2,251 (5)	(154)	8,878 (5)

Operating loss	(8,965)	(56,004)	(22,790)	(64,592)
Interest income	257	244	355	428
Interest expense	(394)	(18)	(572)	(18)
Other income and (expense), net	(64)	607	(2)	655

Loss before income tax	(9,166)	(55,171)	(23,009)	(63,527)
Provision (benefit) for income taxes	(184)	(351)	144	610

Net Loss	(8,982)	(54,820)	(23,153)	(64,137)
Preferred stock dividends:
Distributed	876	316	1,379	446
Imputed (6)	833	533	1,143	686

Loss applicable to common stock	$(10,691)	$(55,669)	$(25,675)	$(65,269)

Basic and diluted loss per common stock	$(0.16)	$(1.20)	$(0.42)	$(1.40)

Average number of shares outstanding	67,177	46,469	61,503	46,469

(1)
Royalties and product development costs include charges relating to the writedown of capitalized product development costs of $23.2 million during the three-months ended June 30, 2003, and $2.8 million and $23.2 million during the six-months ended June 30, 2004 and 2003, respectively.

(2)
During June 2004, Kenneth J. Fedesna ceased to serve as executive vice president—product development of the Company. As a result of this event, research and development expenses for the three and six-months ended June 30, 2004 include $1.3 million of charges incurred under the terms of the Company's settlement agreement with Mr. Fedesna.

(3)
During June 2004, Neil D. Nicastro ceased to serve as Chairman of the Board of the Company. As a result of this event, administrative expense for the three and six-months ended June 30, 2004 includes an additional $0.3 million of charges.

(4)
During May 2003, Neil D. Nicastro ceased to serve as chief executive officer, president and chief operating officer of the Company. As a result of this event, administrative expense for the three and six-months ended June 30, 2003 included an additional $9.5 million of charges incurred under the terms of the Company's severance agreement with Mr. Nicastro.

(5)
The Company incurred restructuring and other charges during the three and six-months ended June 30, 2003 related to the consolidation of California product development and marketing operations.

(6)
Imputed preferred stock dividends include $0.5 million of accelerated imputed dividends for the three and six-months ended June 30, 2004 which were recorded upon the conversion of 800 shares of Series D redeemable convertible preferred stock to common stock shares in June 2004. Imputed preferred stock dividends include $0.3 million of accelerated imputed dividends for the three and six-months ended June 30, 2003 which were recorded upon the redemption of 1,312.5 shares of Series B redeemable convertible preferred stock in May 2003.

—balance sheets follow—

Midway Games Inc., 7/28/04	page 6

MIDWAY GAMES INC.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$140,834	$41,682
Receivables, net	19,875	15,814
Inventories	3,208	3,566
Capitalized product development costs	17,833	11,292
Prepaid expenses and other current assets	3,429	4,634

Total current assets	185,179	76,988
Capitalized product development costs	532	—
Property and equipment, net	13,466	13,272
Goodwill	36,536	33,464
Other assets	3,021	1,725

Total assets	$238,734	$125,449

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,202	$5,413
Accrued compensation and related benefits	3,724	3,674
Accrued royalties	6,621	2,961
Accrued selling and marketing	2,531	2,016
Current portion of long-term debt	3,056	—
Due to related parties	6,487	—
Other accrued liabilities	16,411	12,255

Total current liabilities	46,032	26,319
Long-term debt	11,944	—
Due to related parties	1,963	12,402
Deferred income taxes	6,117	5,460
Other noncurrent liabilities	654	1,219
Redeemable convertible preferred stock, Series D, redeemable at $39,500 and $35,000 at June 30, 2004 and December 31, 2003, respectively	37,722	32,156
Stockholders' equity:
Common stock	765	588
Additional paid-in capital	351,429	244,963
Accumulated deficit	(193,820)	(170,667)
Accumulated translation adjustment	(978)	(919)
Deferred compensation	(1,134)	(347)
Treasury stock	(21,960)	(25,725)

Total stockholders' equity	134,302	47,893

Total liabilities and stockholders' equity	$238,734	$125,449

—supplemental data follow—

Midway Games Inc., 7/28/04	page 7

MIDWAY GAMES INC.
Supplemental Quarterly Data

North American Videogame Releases
Three-Months Ended June 30, 2004

Title	Platform
MLB SlugFest: Loaded	PlayStation 2, Xbox
NBA Ballers	PlayStation 2, Xbox
Psi-Ops: the Mindgate Conspiracy	PlayStation 2, Xbox
	Revenue by Platform (In thousands) Three-Months Ended June 30,
Platform
	2004	2003
Sony PlayStation 2	$28,822	$3,224
Microsoft Xbox	16,527	404
Nintendo GameCube	348	165
Nintendo Game Boy Advance	35	83
Other	1,554	1,105

Total Revenue	$47,286	$4,981

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